Exhibit 2.2

WY Secretary of State

FILED: 04/18/2018 10:28 AM
Original ID: 2016-000734891
Amendment ID: 2018-002284925

ARTICLES OF MERGER (WYOMING)

OF
GREEN STREAM FINANCE, INC.
(a Wyoming Corporation)
AND
GREEN STREAM FINANCE, INC.
(a Delaware Corporation)

In accordance with Chapter 16, Sections 17-16-1102 through 1106 of the Wyoming Business Corporation Act, the undersigned, Robert Ponce, being the Chief Executive Officer and President of Green Stream Finance, Inc., a Wyoming corporation, DOES HEREBY CERTIFY as follows:

(1) The name and state of incorporation of each of the constituent corporations are Green Stream Finance, Inc., a Wyoming corporation, and Green Stream Finance, Inc., a Delaware corporation;

(2) An agreement of merger, attached hereto as Exhibit “A”, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Article 11 of the Wyoming Business Corporation Act pursuant to which shareholder approval was not required;

(3) The name of the surviving corporation is Green Stream Finance, Inc.;

(4) The surviving corporation, Green Stream Finance, Inc., will be a Wyoming corporation and its Articles of Incorporation as currently filed with the Secretary of State of the State of Wyoming shall be the Articles of Incorporation of the surviving corporation;

(5) The executed agreement of merger is on file at the principal place of business of the surviving corporation, 8335 Sunset Blvd., West Hollywood, CA 90069;

(6) A copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation;

(7) The authorized capital stock of Green Stream Finance, Inc., a Delaware corporation, consists of 100,000,000 shares of common stock, with a par value of $0.001 per share pursuant to which shareholder approval was required; and

(8) This certificate shall become effective at 5:00 p.m. PST on the date it is filed.

IN WITNESS WHEREOF, the undersigned has signed his name and affirmed that this instrument is in the act and deed of the corporation and that the statements herein are true, under penalties of perjury, this April 5, 2018.

GREEN STREAM FINANCE, INC.

/s/:	Robert Ponce
Robert Ponce
President, CEO and Sole Director

Exhibit A

MERGER AGREEMENT

AND

PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, made and entered into this 30th day of March, 2018 (the “Agreement”), to be effective as of Closing, as subsequently defined, by and between Green Stream Finance, Inc., a Wyoming corporation (“Green Stream Wyoming” or, alternatively, the “Company”) and Green Stream Finance, Inc., a Delaware corporation (the “Delaware Corporation”), with Green Stream Wyoming being the surviving corporation. Green Stream Finance and the Delaware Corporation are sometimes referred to individually, as a “Party” and collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Green Stream Wyoming intends to effectuate a merger with the Delaware Corporation pursuant to which Green Stream Wyoming will be the surviving corporation and the Delaware Corporation, upon the Closing of the Merger, shall cease to exist; and

WHEREAS, the Board of Directors of Green Stream Wyoming and the Delaware corporation, deeming it advisable for the benefit of each corporation and their respective stockholders that the Delaware Corporation be merged with and into Green Stream Wyoming Corporation (the ‘Merger”), have approved this Agreement and the Merger, which Merger has been approved by holders of the majority of the voting capital stock of the respective Parties;

NOW, THEREFORE, in consideration of the above and foregoing premises and the mutual covenants and conditions set forth herein, and such other and further consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby adopt the Merger and agree as follows:

ARTICLE I
MERGER

1.01. Continuance. The Delaware Corporation shall be merged with and into Green Stream Wyoming. The Merger shall become effective on the filing date of the Articles of Merger with the Secretary of State in the jurisdiction(s) of organization for these two corporations.

(a) Articles of Incorporation. The Articles of Incorporation of the Company as heretofore amended and as in effect immediately prior to the execution and delivery of this Agreement, shall continue to be its articles until duly amended or repealed.

(b) Bylaws. The bylaws of the Company as heretofore amended and as in effect immediately prior to the execution and delivery of this Agreement, shall thereafter continue to be its bylaws until duly amended or repealed.

(c) Directors. The sole director of the Company, after fulfillment of the conditions precedent to effectiveness of this Agreement, shall be Robert Ponce, and he shall hold office until his respective successor(s) is/are duly elected or appointed and qualified in the manner provided in the articles and bylaws governing the Company, or as otherwise provided by law. Nothing contained in this paragraph shall be construed to create any employment or other contractual rights in the aforesaid directors.

(d) Executive Officers. The executive officers of the Company, upon fulfillment of the conditions precedent to effectiveness of this Agreement, shall Madeleine Cammarata — President and CEO; Madeleine Cammarata, CFO; and Madeleine Cammarata— Secretary. They shall hold office after the execution and delivery hereof for the term to which they are elected or appointed, subject to the provisions set forth in the bylaws governing Target. The aforementioned individuals shall be appointed to serve as aforesaid. Nothing contained in this paragraph shall be construed to create any employment or other contractual rights in the aforesaid officers.

1.02. Terms of the Merger. Upon the execution and delivery of this Agreement and the effectiveness of the Merger, each share then issued and outstanding by the Delaware Corporation by virtue of the Merger and without any action on the part of the holder(s) thereof, shall no longer be outstanding and shall be canceled and retired and cease to exist.

1.03. Payment for Shares. In consideration for the Merger, the Company shall issue, upon fulfillment of the conditions precedent hereto, a total number of shares of its common stock to the former holders of the common stock of the Delaware Corporation, equal to the number of shares of the Delaware Corporation owned by the former holders as of the effective date of the Merger pursuant to the filing with the State of Wyoming of the Articles of Merger.

1.04. Certain Effects of the Merger. Upon effectiveness of this Agreement, the Delaware Corporation shall be merged with and into the Company, and the Delaware Corporation shall cease corporate existence. As soon as practicable after the effectiveness of this Agreement, the Delaware Corporation shall deliver for filing executed Articles of Conversion within the Secretary of State of Delaware.

1.05. Filing of Certificate of Merger. As soon as practicable after the effectiveness of this Agreement, the Company shall deliver for filing within the Secretary of State of Wyoming duly executed Articles of Merger and Plan of Merger, and shall take such other and further action in connection therewith as may be required by applicable law to make the merger effective as soon as practicable thereafter.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE
DELAWARE CORPORATION

The Delaware Corporation represents and warrants to the Company, without reservation, as of the date hereof and Closing as follows:

2.01. Corporate Organization. The Delaware Corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties and assets; is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing. The Delaware Corporation shall deliver, as of the effective date of the Closing a Certificate of Good Standing from its jurisdiction of incorporation and all jurisdictions where Target is qualified to do business.

2.02. Capitalization. The authorized shares of the Delaware Corporation consist of 100,000,000 shares of common stock, par value $0.001 (the “DE Common Stock”) and no shares of preferred stock. There are currently 11,006,000 shares of DE Common Stock issued and outstanding. All of the issued and outstanding shares of DE Common Stock have been duly authorized, validly issued and fully paid for and are nonassessable with no personal liability attaching thereto, except as disclosed. There are no other securities of Target outstanding, except as set forth above in this paragraph; there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of Target and there are no contracts, commitments, understandings, arrangements or restrictions by which Target was bound to issue any additional shares, except as provided in the Target Disclosure Schedule.

2.03. Subsidiaries. Not applicable.

2.04. Authorization. The Delaware Corporation has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Delaware Corporation has taken all action required by law, and otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered and no other corporate action is necessary; including the written consent by the holders of the DE Common Stock. This Agreement is a valid and binding obligation of the Delaware Corporation, enforceable in accordance with its terms, except to the extent that: (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of the parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies (such as specific performance, injunctive relief, waiver or other equitable remedies) is subject to the discretion of court.

2.05. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the certificate of incorporation of the Delaware Corporation, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which the Delaware Corporation is a party, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance or charge of any kind upon any property or assets of the Delaware Corporation under any debt, obligation, contract, agreement or commitment to which the Delaware Corporation is a party or by which the Delaware Corporation is bound, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

2.06. Consents and Approvals of Government Authorizations. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by the Delaware Corporation and the consummation of the transactions contemplated hereby.

2.07. Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened against or involving the Delaware Corporation, or which questions or challenges the validity of this Agreement, or any action to be taken by the Delaware Corporation pursuant to this Agreement or in connection with the transactions contemplated hereby, and the Delaware Corporation does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation. The Delaware Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

2.08. Financial Statements-No Undisclosed Liabilities or Obligations. The Delaware Corporation has no obligations or liabilities of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due, herein “liabilities”) except (i) liabilities which are fully reflected or reserved against the Delaware Corporation’s Balance Sheet, which reserves are appropriate and reasonable, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Delaware Corporation’s Balance Sheet; and (iii) as otherwise set forth in the Convertible Notes Payable listed on Schedule 2.08 hereto.

2.09. Absence of Certain Changes. Unless specifically set forth on the Delaware Corporation’s Disclosure Schedule 2.09 hereto, the Delaware Corporation has not:

(a) Suffered any material or adverse change in its financial condition, working capital, assets, liabilities, reserves, business, operations or prospects;

(b) Suffered any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or businesses of the Delaware Corporation (whether or not covered by insurance);

(c) Borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability except obligations and liabilities incurred in the ordinary course of business and consistent with past practice of raising capital through the issuance of convertible notes;

2.10. Title to Properties; Encumbrances. The Delaware Corporation has good and marketable title to, or a valid leasehold interest in, all properties, assets, and leasehold estates (real, personal and mixed, tangible or intangible), including, without limitation, all of the properties and assets reflected in its Balance Sheet.

2.11. Plants and Equipment. Paragraph 2.11 of the Disclosure Schedule sets forth the plants, structures and equipment of Target, all of which are structurally sound with no material defects and are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such plants, structures or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.

2.12. Leases. Paragraph 2.12 of the Disclosure Schedule contains: (a) an accurate and complete list of all leases pursuant to which Target leases real property, including for each lease a brief description of Delaware Corporation’s financial obligations under such lease, its expiration date and any renewal terms, and (b) a complete list and description by generic category of all leases pursuant to which Delaware Corporation leases personal property, if any.

2.13. Trademarks and Tradenames. The Delaware Corporation owns or is licensed or otherwise has the full right to use all trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as heretofore conducted.

2.14. Accounts and Notes Receivable. All accounts receivable of the Delaware Corporation, whether reflected in the Delaware Corporation Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Delaware Corporation Balance Sheet (which reserves are adequate and were established in accordance with past practice).

2.15. Permits and Licenses. The Delaware Corporation has obtained all necessary permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights required in the operation and conduct of the business of the Delaware Corporation, all of which are now valid and in good standing; further, none of such unduly burdens or restricts the Delaware Corporation in the ordinary course of its business; Further, the Delaware Corporation has complied with all commitments and obligations under all such items.

2.16. Compliance with Law. The Delaware Corporation is in compliance with all laws, regulations and orders applicable to its business. The Delaware Corporation has not received any notification that it is in violation of any law, regulation or order and no such violation exists. Neither the Delaware Corporation nor any of its employees or agents, to the best of their knowledge, has made any payments to any persons which violate any statute or law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

THE COMPANY

The Company represents and warrants to the Delaware Corporation, without reservation, as follows as of the date hereof and Closing:

3.01. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties and assets; is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing.

3.02. Capitalization. The authorized capital stock of the Company consists of 500,000,000 shares of common stock, without par value per share (the “Shares” or “Common Stock”). There are 11,006,000 Shares of Common Stock currently issued and outstanding. All of the issued and outstanding Shares of the Company have been duly authorized, validly issued and fully paid for and are nonassessable. There were no shares of capital stock or other securities of the Company outstanding, except as set forth above in this paragraph; there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any capital stock of the Company other than upon the conversion by the holders of the convertible notes previously issued by the Delaware Corporation. Which convertible notes are deemed to be and have been assumed by the Company upon the Closing of the Merger, and there are no contracts, commitments, understandings, arrangements or restrictions by which the Company was bound to issue any additional shares of its capital stock.

3.03. Authorization. The Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Company’s Board of Directors has taken all action required by law, its articles, bylaws and otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered and no other corporate action is necessary. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that: (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of the parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies (such as specific performance, injunctive relief, waiver or other equitable remedies) is subject to the discretion of court.

3.04. No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the articles or bylaws of the Company, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which the Company is a party, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance or charge of any kind upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company is bound, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

3.05. Consents and Approvals of Government Authorizations. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

3.06. Litigation. There is no legal, administrative, arbitration or other proceeding claim or action of any nature or investigation pending or threatened against or involving the Company, or which questions or challenges the validity of this Agreement, or any action to be taken by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby, and the Company does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation. the Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

3.07. No Undisclosed Liabilities or Obligations. The Company has no obligations or liabilities of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due, herein “liabilities”) except (i) liabilities which are fully reflected or reserved against the Company’s Balance Sheet, which reserves are appropriate and reasonable, and (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Company’s Balance Sheet.

3.08. Compliance with Law. the Company is in compliance with all laws, regulations and orders applicable to its business. the Company has not received any notification that it is in violation of any law, regulation or order and no such violation exists. Neither the Company nor any of its employees or agents, to the best of their knowledge, have made any payments to any persons which violate any statute or law.

ARTICLE IV

OBLIGATIONS PENDING THE EFFECTIVE DATE

The Delaware Corporation hereby covenants and agrees with the Company, and the Company hereby covenants and agrees with the Delaware Corporation, that:

4.01. Full Access. The Delaware Corporation shall conduct its business in the ordinary course and in such a manner as not to interfere unreasonably with the operation of the business of the Company.

4.02. Approval of Board of Directors. The Delaware Corporation shall: (a) cause a meeting of its Board of Directors to ratify and approve the Merger.

4.03. Further Assurances. Each party hereto shall execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

4.04. Public Announcements. The parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation. Approval by Delaware Corporation or the Company of such press releases and public statements shall not be unreasonably withheld.

ARTICLE V

CONDITIONS TO DELAWARE CORPORATION’S OBLIGATIONS

The obligation of the Company to affect the transactions contemplated herein shall be subject to the satisfaction, on or before Closing, of each of the following conditions:

5.01. Representations and Warranties True. The representations and warranties of the Delaware Corporation contained herein and in all certificates and other documents delivered by the Delaware Corporation to the Company pursuant hereto or in connection with the transactions contemplated. hereby shall be in all material respects true and accurate as of the date when made and at and as of Closing as though such representations and warranties were made at and as of such dates, except for changes permitted or contemplated by the terms of this Agreement.

5.02. Performance. The Company shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to Closing.

5.03. Adverse Changes. No material adverse change shall have occurred in the financial condition, working capital, assets, liabilities, reserves, business, operations or prospects of the Delaware Corporation taken as a whole, since the date of the Agreement.

5.04. No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or entity or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted would otherwise have a material adverse effect on the conduct of the Delaware Corporation’s business or on its properties.

5.05. Certificates. The Delaware Corporation shall furnish the Company with such certificates of its directors and others to evidence compliance with the conditions set forth in this Article V as may be reasonably requested by the Company.

5.06. Board of Directors Authorization. All action required to be taken by the Directors of the Delaware Corporation and the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

ARTICLE VI

CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligation of the Company to affect the transactions contemplated herein shall be subject to the satisfaction, on or before the Effective Date, of each of the following conditions:

6.01. Representations and Warranties True. The representations and warranties of the Company contained herein and in all certificates and other documents delivered by the Company to the Delaware Corporation pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of Closing as though such representations and warranties were made at and as of such dates, except for changes permitted or contemplated by the terms of this Agreement.

6.02. Performance. the Company shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to Closing.

6.03. Adverse Changes. No material adverse change shall have occurred in the financial condition, working capital, assets, liabilities, reserves, business, operations or prospects of the Company since the date of the the Company Balance Sheet.

6.04. No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened

6.05. Certificates. the Company shall furnish the Delaware Corporation with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested the Delaware Corporation.

6.06. Board of Directors’ Authorization. All action required to be taken by the Board of Directors of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of the Company.

ARTICLE VII

CLOSING; EFFECTIVE DATE

7.01. Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Article VIII hereof; a closing (the “Closing”) will be held, as soon as practicable after any requisite approvals, whether by shareholders and/or Board of Directors, is obtained, at the office of the Company, (unless the parties hereto otherwise agree), at which time and place the documents referred to in Articles V and VI hereof shall be exchanged by the parties and, immediately thereafter, the Articles of Merger will be filed by the Company with the Secretary of State of Wyoming; provided, however, that if any of the conditions provided for in Article V or VI shall not have been met or waived by such date, then the party to this Agreement which is unable to meet such condition or conditions, despite the reasonable efforts of such party, shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been met (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event shall the Closing occur later than April 30, 2018, unless further extended by mutual consent of all parties to this Agreement.

8.02. Effective Date. The effective date of the Merger (the “Effective Date”) shall be the time at which the filing of the Articles of Merger and Plan of Merger with the Secretary of State of Wyoming shall have occurred.

ARTICLE VIII

TERMINATION AND ABANDONMENT

8.01. Methods of Termination. This Agreement may be terminated, and the Merger abandoned at any time notwithstanding approval thereof by the Delaware Corporation, but not later than the Effective Date, by mutual written consent of the boards of the Company and the Delaware Corporation.

ARTICLE X

GENERAL PROVISIONS

9.01. Waiver. Any failure on the part of any party to comply with any of their respective obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed; however, waiver on one occasion does not operate to effectuate a waiver on any other occasion.

9.02. Entire Agreement This Agreement (and the documents, notes and other agreements executed in connection and on even date herewith) constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to this Merger.

9.03. Headings. The article and paragraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.04. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming.

9.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall but constitute one and the same instrument.

9.06. No Oral Modification. This Agreement may be amended solely in writing, and only after the mutual agreement of the parties affected thereby.

9.07. Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement and the effectiveness of the Merger.

9.08. Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

9.09. Successor and Assigns. Subject to the restrictions set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and inure to the benefit of the parties, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, who shall hold such interest subject to all the terms and conditions of this Agreement.

9.10. Brokers. Neither the Delaware Corporation nor the Company have engaged or are otherwise liable for any amount due or to become due to any broker or sales agent in regards of the transactions giving rise to and evidenced hereby. In the event that any claim (other than those described in the preceding sentence) is asserted by any person claiming a commission or finder’s fee with respect to this Agreement or the transactions contemplated hereby arising from any act, representation or promise of a party or its representatives, such party shall indemnify, save, defend and hold every other party harmless from and against any and all such claims, as well as against all costs and expenses related thereto, including attorneys’ fees and costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

GREEN STREAM FINANCE, INC.		GREEN STREAM FINANCE, INC.
a Wyoming corporation		a Delaware corporation

By:	/s/ Robert Ponce	By:	/s/ Robert Ponce
Name:	Robert Ponce	Name:	Robert Ponce
Title:	President and CEO	Title:	President and CEO

STATE OF WYOMING

Office of the Secretary of State

I, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF MERGER

Green Stream Finance, Inc. (Delaware) (Unqualified Non-survivor)

Merged into Green Stream Finance Inc. (Wyoming) (Qualified Survivor)

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 18th day of April, 2018.

Secretary of state

By:	Kit Bennett